Exhibit 99.1

SIXTH AMENDMENT TO

COMMERCIAL LEASE

This Sixth Amendment (“Sixth Amendment”) to the Commercial Lease is made and entered into effective as of the 31st day of May, 2007, between Micron Technology, Inc., a Delaware corporation, (hereinafter “Landlord”) and MPC Computers, LLC (formerly known as Micron PC, LLC), a Delaware limited liability company (hereinafter “Tenant”) successor in interest to GTG PC Holdings, LLC, a Delaware limited liability company. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Lease.

RECITALS

1.          Landlord and Tenant entered into a Commercial Lease dated April 30, 2001 under which Landlord leases to Tenant and Tenant leases from Landlord certain Premises located at 900 E. Karcher Road, Nampa, Idaho known as Building 2 (formerly known as the “Phase 3 Building”) and the parcels upon which Building 2 is located.

2.          The parties have previously modified the lease pursuant to five amendments. The lease as amended is referred to hereinafter as the “Lease.”

3.          The parties upon the execution of this Sixth Amendment hereby mutually amend the Lease further under the terms and conditions hereinafter set forth:

AGREEMENT

NOW THEREFORE, the parties hereby agree as follows:

A. Temporary Payment Terms. The language inserted at the end of Section 4.8 of the Lease pursuant to Section B of the Fifth Amendment to the Lease shall be deleted in its entirety and the following language shall be inserted in the place thereof:

“Notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant shall be permitted to pay the Extended Rent Obligation to Landlord in installments as set forth in this paragraph. The term “Extended Rent Obligation” shall mean (a) Base Rent payable under the Lease on or between January 16, 2006 and May 31, 2007 and (b) except with respect to property taxes and assessments, all other amounts payable under the Lease by Tenant to Landlord on or between January 16, 2006 and May 31, 2007 plus interest at the rate of one percent (1%) per month compounded monthly from the original due date until May 31, 2007 on all amounts included in subsections (a) and (b) above. The parties agree that the total amount of the Extended Rent Obligation as of May 31, 2007 shall be $2,510,630.28. Tenant paid the first Extended Rent Obligation installment in the amount of $500,000.00 on or before May 31, 2007. Landlord agrees to allow Tenant to apply a product return credit in the amount of $52,519.39 against the

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Extended Rent Obligation. Tenant shall pay the balance of the Extended Rent Obligation in twelve (12) equal monthly installments in the amount of $173,975.78 including simple interest at the annual rate of twelve percent (12%) beginning on July 2, 2007 and payable on the first business day of each month thereafter until paid in full. If any Extended Rent Obligation installment is not paid as provided herein, Tenant shall pay Landlord a late charge of five percent (5%) of the amount of such installment, and interest shall increase to an annual default rate of eighteen percent (18%) on the entire remaining balance of the Extended Rent Obligation, which default interest shall accrue from the date such installment is due until paid with late charges and interest; provided, however, that Landlord’s right to collect late charges and interest shall not be an exclusive remedy. Nothing contained herein shall preclude Landlord from exercising any other right or remedy available to Landlord in law or equity under the Lease or any applicable law. If any Extended Rent Obligation installment is received by Landlord in an amount greater than required above, the additional amount shall be applied first toward any unpaid late charges, then toward accrued interest and the remainder toward the principal balance of the Extended Rent Obligation. Tenant agrees that within ten (10) days of the date on which Tenant receives equity investment funds from any source or sources in an amount that exceeds $12,000,000.00, Tenant shall be obligated to pay in full all amounts of the Extended Rent Obligation that are unpaid as of such date. Tenant further agrees that if Tenant’s unrestricted cash and cash equivalents balance combined with available lines of credit exceeds $5,000,000.00 at anytime after January 1, 2008 while any amount of the Extended Rent Obligation is unpaid, the installment amount for all subsequent installments shall be $347,951.56 until the Total Extended Rent Obligation is paid in full. For the avoidance of doubt, Tenant’s payment of Extended Rent Obligation installments as required herein shall not relieve Tenant of its obligation to also pay rent and all other Lease obligations that do not constitute Extended Rent Obligations as such rent and other Lease obligations become due and payable including, without limitation, rent and other Lease obligations due on and after June 1, 2007. Tenant shall pay all property taxes as required under Section 5.13 of this Lease.”

B. No Other Amendments/Counterparts. Except as expressly modified by this Sixth Amendment, the Lease shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder. This Sixth Amendment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instruments.

C. Attorney Fees and Costs. If a party is in default under this Sixth Amendment, then the defaulting party shall pay to the non-defaulting party reasonable attorney fees and costs (i) incurred by the non-defaulting party after default and referral to an attorney and (ii) incurred by the prevailing party in any litigation.

D. Notices. All notices under this Sixth Amendment shall be given in the manner provided in the Lease.

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IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment by their duly authorized agents as of the first date set forth above.

Landlord:	Tenant:
MICRON TECHNOLOGY, INC.	MPC COMPUTERS, LLC

BY: /s/ Patrick Otte	BY: /s/ John P. Yeros
Name: Pat Otte	Name: John P. Yeros
Title: VP of Human Resources	Title: President and CEO

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